CUSIP No. 12619F104	SCHEDULE 13D/A

Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the shares of CPS Technologies Corp. and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of March 23, 2021.

ARD MASTER, L.P. By: Phoenix Venture Partners, Inc. General Partner

/s/ Todd Klibansky
Todd Klibansky
Director

PHOENIX VENTURE PARTNERS, INC.

/s/ Todd Klibansky
Todd Klibansky
Director